UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Avantair, Inc.
(Name of Issuer)

Common Stock, $0.0001 Par Value
(Title of Class of Securities)

03979E100
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐   Rule 13d-1(b)
☒  Rule 13d-1(c)
☐   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03979E100			13	G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Partners

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

		5	SOLE VOTING POWER
	Number of		100,000 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		0 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		100,000 shares
With
		8	SHARED DISPOSITIVE POWER
0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100,000 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 03979E100			13	G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Barry Rubenstein

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		5	SOLE VOTING POWER
	Number of		75,000 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		1,043,172 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		75,000 shares
With
		8	SHARED DISPOSITIVE POWER
1,043,172 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,118,172 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 03979E100			13	G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Marilyn Rubenstein

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

		5	SOLE VOTING POWER
	Number of		0 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		1,043,172 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		0 shares
With
		8	SHARED DISPOSITIVE POWER
1,043,172 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,043,172 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 03979E100			13	G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Venture Fund

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

		5	SOLE VOTING POWER
	Number of		56,000 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		0 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		56,000 shares
With
		8	SHARED DISPOSITIVE POWER
0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,000 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 03979E100			13	G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Seneca Ventures

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

		5	SOLE VOTING POWER
	Number of		56,000 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		0 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		56,000 shares
With
		8	SHARED DISPOSITIVE POWER
0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,000 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 03979E100			13	G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Woodland Services Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

		5	SOLE VOTING POWER
	Number of		0 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		112,000 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		0 shares
With
		8	SHARED DISPOSITIVE POWER
112,000 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
112,000 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No. 03979E100			13	G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

BRMR, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

New York

		5	SOLE VOTING POWER
	Number of		706,172 shares
Shares
	Beneficially	6	SHARED VOTING POWER
	Owned By		0 shares
Each
	Reporting	7	SOLE DISPOSITIVE POWER
	Person		706,172 shares
With
		8	SHARED DISPOSITIVE POWER
0 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
706,172 shares

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

Item 1.

	(a)	Name of Issuer:
Avantair, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:
4311 General Howard Drive
Clearwater, Florida 33762

Item 2.

1.	(a)	Name of Person Filing:	Woodland Partners
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	03979E100

2.	(a)	Name of Person Filing:	Barry Rubenstein
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Citizenship:	United States
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	03979E100

3.	(a)	Name of Person Filing:	Marilyn Rubenstein
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Citizenship:	United States
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	03979E100

4.	(a)	Name of Person Filing:	Woodland Venture Fund
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	03979E100

5.	(a)	Name of Person Filing:	Seneca Ventures
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York

	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	03979E100

6.	(a)	Name of Person Filing:	Woodland Services Corp.
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	03979E100

7.	(a)	Name of Person Filing:	BRMR, LLC
	(b)	Address of Principal Business Office, or, if none, Residence:
68 Wheatley Road
Brookville, New York 11545
	(c)	Place of Organization:	New York
	(d)	Title of Class of Securities:	Common Stock, $0.0001 par value per share
	(e)	CUSIP Number:	03979E100

Item 3.	If this statement is filed pursuant to §240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

                       The percentages of beneficial ownership shown below are based on 28,627,916 shares of Common Stock outstanding as of November 15, 2009, as reported in the Issuer’s quarterly report on Form 10-Q for the period ended September 30, 2009.

1.	Woodland Partners:
	(a)	Amount Beneficially Owned: 100,000[1] shares.
	(b)	Percent of Class: 0.3%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 100,000[1] shares.
		(ii)	shared power to vote or to direct the vote: 0 shares.
		(iii)	sole power to dispose or to direct the disposition of: 100,000[1] shares.
		(iv)	shared power to dispose or to direct the disposition of: 0 shares.

2.	Barry Rubenstein:
(a)

Amount Beneficially Owned: 1,118,172[1,2,3,4,5,6,7] shares. Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners, an officer and director of Woodland Services Corp. and a member and Chief Executive Officer of BRMR, LLC. Mr. Rubenstein is the husband of Marilyn Rubenstein.

	(b)	Percent of Class: 3.9%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 75,000[2] shares
		(ii)	shared power to vote or to direct the vote: 1,043,172[1,3,4,5,6,7] shares.
		(iii)	sole power to dispose or to direct the disposition of: 75,000[2] shares.
		(iv)	shared power to dispose or to direct the disposition of:
1,043,172[1,3,4,5,6,7] shares.

3.	Marilyn Rubenstein:
(a)

Amount Beneficially Owned: 1,043,172[1,3,4,5,6,7] Marilyn Rubenstein is a general partner of Woodland Partners, an officer of Woodland Services Corp. and a member and Vice President of BRMR, LLC. Marilyn Rubenstein is the wife of Barry Rubenstein.

	(b)	Percent of Class: 3.6%
	(c)	Number of shares as to which such person has:

[1]	Includes 100,000 shares of Common Stock held by Woodland Partners.

[2]	Includes 75,000 shares of Common Stock held by the Barry Rubenstein Rollover IRA account.

[3]	Includes 125,000 shares of Common Stock held in a joint account by Barry Rubenstein and Marilyn Rubenstein.

[4]	Includes 56,000 shares of Common Stock held by Woodland Venture Fund.

[5]	Includes 56,000 shares of Common Stock held by Seneca Ventures.

[6]	Includes 706,172 shares of Common Stock held by BRMR, LLC.

[7]	The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

		(i)	sole power to vote or to direct the vote: 0 shares.
		(ii)	shared power to vote or to direct the vote: 1,043,172[1,3,4,5,6,7] shares.
		(iii)	sole power to dispose or to direct the disposition of: 0 shares.
		(iv)	shared power to dispose or to direct the disposition of: 1,043,172[1,3,4,5,6,7] shares.
4.	Woodland Venture Fund:
	(a)	Amount Beneficially Owned: 56,000[4] shares.
	(b)	Percent of Class: 0.2%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 56,000[4] shares.
		(ii)	shared power to vote or to direct the vote: 0 shares.
		(iii)	sole power to dispose or to direct the disposition of: 56,000[4] shares.
		(iv)	shared power to dispose or to direct the disposition of: 0 shares.

5	Seneca Ventures:
	(a)	Amount Beneficially Owned: 56,000[5] shares.
	(b)	Percent of Class: 0.2%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 56,000[5] shares.
		(ii)	shared power to vote or to direct the vote: 0 shares.
		(iii)	sole power to dispose or to direct the disposition of: 56,000[5] shares.
		(iv)	shared power to dispose or to direct the disposition of: 0 shares.

6.	Woodland Services Corp.:
	(a)	Amount Beneficially Owned: 112,000[4,5,7] shares. Woodland Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.
	(b)	Percent of Class: 0.4%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 0 shares.
		(ii)	shared power to vote or to direct the vote: 112,000[4,5,7] shares.
		(iii)	sole power to dispose or to direct the disposition of: 0 shares.
		(iv)	shared power to dispose or to direct the disposition of: 112,000[4,5,7] shares.

7.	BRMR, LLC:
	(a)	Amount Beneficially Owned: 706,172[6] shares.
	(b)	Percent of Class: 2.5%
	(c)	Number of shares as to which such person has:
		(i)	sole power to vote or to direct the vote: 706,172[6] shares.
		(ii)	shared power to vote or to direct the vote: 0 shares.
		(iii)	sole power to dispose or to direct the disposition of: 706,172[6] shares.
		(iv)	shared power to dispose or to direct the disposition of: 0 shares.

Exhibit A, a Joint Filing Agreement, was previously filed with a Schedule 13G, dated February 22, 2007.

Item 5.	Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Instruction:	Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 15, 2010

WOODLAND PARTNERS

By:	/s/ Barry Rubenstein

Barry Rubenstein, a General Partner

WOODLAND VENTURE FUND

By:	/s/ Barry Rubenstein

Barry Rubenstein, a General Partner

SENECA VENTURES

By:	/s/ Barry Rubenstein

Barry Rubenstein, a General Partner

WOODLAND SERVICES CORP.

By:	/s/ Barry Rubenstein

Barry Rubenstein, President

BRMR, LLC

By:	/s/ Barry Rubenstein

Barry Rubenstein, Chief Executive Officer

/s/ Barry Rubenstein

Barry Rubenstein

/s/ Marilyn Rubenstein

Marilyn Rubenstein

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)